                                                                    EXHIBIT 10.1

                                                                  EXECUTION COPY

================================================================================





                            ASSET PURCHASE AGREEMENT


                                 BY AND BETWEEN


                                DOUBLECLICK INC.


                                       AND


                                    L90, INC.


                           DATED AS OF OCTOBER 1, 2001












================================================================================

                                TABLE OF CONTENTS

                                                                                          Page
                                                                                          ----
ARTICLE I.            DEFINITIONS

        Section 1.01         Definitions.....................................................1

ARTICLE II.           PURCHASE AND SALE

        Section 2.01         Purchase and Sale...............................................5
        Section 2.02         Excluded Assets.................................................5
        Section 2.03         Assumption of Liabilities.......................................5
        Section 2.04         Excluded Liabilities............................................5
        Section 2.05         Assignment of Contracts and Rights..............................5
        Section 2.06         Purchase Price; Allocation of Purchase Price....................6
        Section 2.07         Closing.........................................................6

ARTICLE III.         REPRESENTATIONS AND WARRANTIES OF SELLER

        Section 3.01         Organization and Qualification; Subsidiaries of Seller..........7
        Section 3.02         Corporate Authorization.........................................7
        Section 3.03         Governmental Authorization......................................8
        Section 3.04         Non-Contravention...............................................8
        Section 3.05         Required Consents...............................................8
        Section 3.06         Financial Statements............................................8
        Section 3.07         Absence of Certain Changes......................................9
        Section 3.08         Title to Purchased Assets.......................................9
        Section 3.09         No Undisclosed Liabilities.....................................10
        Section 3.10         Solvency.......................................................10
        Section 3.11         Litigation.....................................................10
        Section 3.12         Material Contracts.............................................10
        Section 3.13         Licenses and Permits...........................................11
        Section 3.14         Compliance with Laws...........................................11
        Section 3.15         Proprietary Rights.............................................12
        Section 3.16         Intercompany Arrangements......................................14
        Section 3.17         Finders' Fees..................................................14
        Section 3.18         Other Information..............................................14
        Section 3.19         Taxes..........................................................14

ARTICLE IV.          REPRESENTATIONS AND WARRANTIES OF BUYER

        Section 4.01         Organization and Qualification.................................15
        Section 4.02         Corporate Authorization........................................15
        Section 4.03         Governmental Authorization.....................................15
        Section 4.04         Non-Contravention..............................................15
        Section 4.05         Finder's Fees..................................................16


                                TABLE OF CONTENTS
                                   (continued)

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
ARTICLE V.     COVENANTS OF SELLER

        Section 5.01         Conduct of the Business........................................16
        Section 5.02         Access to Information..........................................17
        Section 5.03         Notices of Certain Events......................................17
        Section 5.04         Noncompetition.................................................17
        Section 5.05         Consents and Approvals.........................................19
        Section 5.06         No Negotiation with Third Parties..............................19

ARTICLE VI.    COVENANTS OF THE PARTIES


        Section 6.01         Commercially Reasonable Efforts; Further Assurances............19
        Section 6.02         Certain Filings................................................20
        Section 6.03         Confidentiality................................................21
        Section 6.04         Public Announcements...........................................21
        Section 6.05         Interim Services Agreement; Other Customer Matters.............21
        Section 6.06         [*]............................................................21

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE
COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.


        Section 6.07         Post Closing Tax Covenants.....................................21
        Section 6.08         Transfer Taxes.................................................22

ARTICLE VII.   CONDITIONS TO CLOSING

        Section 7.01         Conditions to the Obligations of Each Party....................22
        Section 7.02         Conditions to Obligation of Buyer..............................23
        Section 7.03         Conditions to Obligations of Seller............................24

ARTICLE VIII.  SURVIVAL; INDEMNIFICATION

        Section 8.01         Survival.......................................................24
        Section 8.02         Indemnification................................................24
        Section 8.03         Procedures; No Waiver; Exclusivity.............................25

ARTICLE IX.    TERMINATION

        Section 9.01         Grounds for Termination........................................26
        Section 9.02         Effect of Termination..........................................27

ARTICLE X.      MISCELLANEOUS

        Section 10.01        Notices........................................................27
        Section 10.02        Amendments; No Waivers.........................................28
        Section 10.03        Expenses.......................................................29

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                                      -ii-

                                TABLE OF CONTENTS
                                   (continued)

                                                                                          Page
                                                                                          ----
        Section 10.04        Successors and Assigns.........................................29
        Section 10.05        Governing Law..................................................29
        Section 10.06        Waiver of Jury Trial...........................................29
        Section 10.07        Counterparts; Effectiveness....................................30
        Section 10.08        Entire Agreement; Severability.................................30
        Section 10.09        Bulk Sales Laws................................................30
        Section 10.10        Headings; Interpretation.......................................30
        Section 10.11        Third Party Beneficiaries......................................31
        Section 10.12        Incorporation of Exhibits and Schedules........................31

Exhibits
Exhibit A - Purchased Assets
Exhibit B - DART Agreements
Exhibit C - Interim Services Agreement
Exhibit D - Opinion of Paul, Hastings, Janofsky & Walker LLP

Schedules
Schedule 3.05 -               Required Consents
Schedule 3.06(a) -            Financial
Statements Schedule 3.06(b) - Due Diligence Information
Schedule 3.09 -               Undisclosed Liabilities
Schedule 3.12 -               Material Contracts
Schedule 3.13 -               Licenses and Permits
Schedule 3.14 -               Compliance with Laws
Schedule 3.15(a) -            Intellectual Property
Schedule 3.15(b)(1)-          License Agreements
Schedule 3.15(b)(2) -         Trade Secrets
Schedule 3.15(c) -            IP Claims
Schedule 3.15(d)(1) -         Form Non-Disclosure Agreement
Schedule 3.15(d)(2) -         Significant Contributors to IP
Schedule 3.15(g) -            Royalties and other Payments
Schedule 3.15(i)(1) -         Third Party License Agreements
Schedule 3.15(i)(2) -         Other Arrangements
Schedule 3.15(i)(3)-          Business Restrictions
Schedule 3.16 -               Intercompany Arrangements
Schedule 7.02(h) -            Customer Information

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                                     -iii-


                            ASSET PURCHASE AGREEMENT



        This ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of October 1, 2001, by and between DoubleClick Inc., a Delaware corporation ("Buyer"), and L90, Inc., a Delaware corporation ("Seller").

                              W I T N E S S E T H:


        WHEREAS, Seller is the owner of certain ad-serving, tracking and marketing technology and other intangible assets known as "adMonitor" and "ProfiTools" (the "Purchased Technology") used in connection with the Internet advertising services business of Seller; and

        WHEREAS, Buyer desires to purchase the Purchased Assets (as defined below) from Seller, and Seller desires to sell the Purchased Assets to Buyer, upon the terms and subject to the conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

        SECTION 1.01 Definitions. The following terms, as used herein, have the following meanings:

        "Accounting Referee" has the meaning set forth in Section 2.06(d) of this Agreement.

        "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person.

        "Affiliated Company" has the meaning set forth in Section 5.04 of this Agreement.

        "Agreement" has the meaning set forth in the Preamble.

        "Allocation Statement" has the meaning set forth in Section 2.06(b) of this Agreement.

        "Ancillary Agreements" means (i) the Conveyance Documents, (ii) the Interim Services Agreement and (iii) the DART Agreements.

        "Assumed Liabilities" has the meaning set forth in Section 2.03 of this Agreement.

        "Balance Sheets" mean the audited balance sheet of Seller as of the Balance Sheet Date and the unaudited balance sheet of Seller as of June 30, 2001, each set forth in Schedule 3.06(a).

        "Balance Sheet Date" means December 31, 2000.

        "Bankruptcy Event" means any of the following events: (a) Seller or any Subsidiary thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction relating to Seller or any Subsidiary thereof; (b) there is commenced against Seller or any Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) Seller or any Subsidiary thereof is adjudicated insolvent or bankrupt, or any order of relief or other order approving any such case or proceeding is entered; (d) Seller or any Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) Seller or any Subsidiary thereof makes a general assignment for the benefit of creditors; (f) Seller or any Subsidiary thereof fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) Seller or any Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) Seller or any Subsidiary thereof , by any act or failure to act, indicates its consent to, approval of or acquiescence in, any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

        "Business Day" means any day on which banks are not required or authorized by Law or executive order to close in the City of New York.

        "Buyer" has the meaning set forth in the Preamble of this Agreement.

        "Closing" has the meaning set forth in Section 2.07 of this Agreement.

        "Closing Date" means the date of the Closing.

        "Code" means the Internal Revenue Code of 1986, as amended to date.

        "Competing Transaction" has the meaning set forth in Section 5.06 of this Agreement.

        "Confidentiality Agreement" means the confidentiality agreement between Buyer and Seller dated May 22, 2001, as amended on June 5, 2001.

        "Contracts" means all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments.

        "Conveyance Documents" has the meaning set forth in Section 2.07(b) of this Agreement.

        "DART Agreements" means the (i) DoubleClick Master Services Agreement and (ii) the DART Service Attachments for Publishers, each dated as of the Closing Date, between Buyer and Seller, and attached hereto as Exhibit B.

         "Excluded Assets" has the meaning set forth in Section 2.02 of this Agreement.

        "Excluded Liabilities" has the meaning set forth in Section 2.04 of this Agreement.

        "Excluded Technology" has the meaning set forth in Exhibit A of this Agreement.

         "Financial Statements" means the Balance Sheets and the related audited and unaudited statement of operations and statement of cash flows of Seller set forth in Schedule 3.06(a).

        "GAAP" means accounting principles generally accepted in the United States.

        "Indemnified Person" has the meaning set forth in Section 8.03(b) of this Agreement.

        "Indemnifying Person" has the meaning set forth in Section 8.03(b) of this Agreement.

        "Interim Services Agreement" has the meaning set forth in Section 6.05 of this Agreement.

        "Knowledge of Seller" shall mean that any officer or director of Seller is actually aware of a fact or a matter, or should have been aware of a fact or other matter based on due inquiry and investigation.

        "Law" means any Federal, state, foreign or local statute, law, ordinance, regulation, rule, code, order, judgment, decree, other requirement or rule of law of the United States or any other jurisdiction and any other similar act or law.

        "License Agreement" has the meaning set forth in Section 3.15(b) of this Agreement.

        "Lien" means any mortgage, liability, lien (including any tax lien), obligation, pledge, charge, security interest or encumbrance of any kind.

        "Losses" has the meaning set forth in Section 8.02 of this Agreement.

        "Material Adverse Effect" means any change in or effect on the Purchased Assets that, individually or in the aggregate (taking into account all other such changes or effects), is, or is reasonably likely to be, materially adverse to the Purchased Assets.

        "Permits" has the meaning set forth in Section 3.13 of this Agreement.

         "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Proprietary Rights" means all (A) U.S. and foreign patents, patent rights, patent applications, patent disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof; (B) copyrights and registrations and applications for registration thereof; (C) mask works and registrations and applications for registration thereof; (D) computer software programs and applications in both source and object code forms and related documentation; (E) database and compilation rights and other data or collections of data necessary to operate the technology and related documentation, but excluding data and databases collected or maintained for and on behalf of customers; (F) trade secrets, know-how and confidential information, inventions and technology, whether patentable or nonpatentable and whether or not reduced to practice, processes and techniques, formulae, algorithms, research and development information (collectively "Trade Secrets"); (G) trademarks, service marks, tradenames, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with registrations and applications thereof; (H) other proprietary rights relating to any of the foregoing (including, without limitation, associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions); and (I) all copies and tangible embodiments thereof.

        "Purchase Price" has the meaning set forth in Section 2.06(a) of this Agreement.

        "Purchased Assets" means the assets of Seller to be purchased hereunder, listed on Exhibit A hereto, (ii) such other assets that constitute a portion of the Purchased Technology or were created primarily in connection with the development, operation, support or maintenance of the Purchased Technology and
(iii) the Proprietary Rights relating to or affecting the foregoing ("Seller's Proprietary Rights"), other than the Excluded Assets.

        "Purchased Technology" has the meaning set forth in the Recitals to this Agreement.

        "Representatives" has the meaning set forth in Section 5.06 of this Agreement.

        "Required Consents" has the meaning set forth in Section 3.05 of this Agreement.

        "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns.

         "Seller" has the meaning set forth in the Preamble of this Agreement.

        "Seller Licensed Intellectual Property" has the meaning set forth in
Section 3.15(b) of this Agreement.

        "Services Agreement" has the meaning set forth in Section 2.06(b) of this Agreement.

        "Software Programs" has the meaning set forth in Section 3.15(f) of this Agreement.

        "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary of such Person) owns, directly or indirectly, a majority of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

        "Trade Secret" has the meaning set forth in definition of Proprietary Rights in this Section 1.01 of this Agreement.

        "Use" has the meaning set forth in Section 3.15(b) of this Agreement.

                                  ARTICLE II.

                                PURCHASE AND SALE

        SECTION 2.01 Purchase and Sale. On the basis of the representations, warranties, covenants and agreements and subject to satisfaction or waiver of the conditions set forth in this Agreement, Seller shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer shall purchase and accept from Seller, upon delivery from Buyer to Seller of the Purchase Price (defined below) on the Closing Date, all right, title and interest of Seller in and to the Purchased Assets, wherever located.

        SECTION 2.02 Excluded Assets. Buyer expressly understands and agrees that all of the assets and properties of Seller other than the Purchased Assets (the "Excluded Assets") shall not be purchased by Buyer hereunder and shall be excluded from the Purchased Assets; which Excluded Assets shall include, but not be limited to, all: (i) hardware; (ii) tradenames, trademarks and servicemarks;
(iii) registrations and applications related to clause (ii); (iv) design and marketing products custom built for specific clients; (v) cash and cash equivalents, (vi) fixed assets of Seller; (vii) items specifically excluded from the list of Purchased Assets on Exhibit A; (viii) data collected or gathered by Seller on behalf of clients in connection with the performance of services using the Purchased Assets; (ix) customer and vendor Contracts; (x) accounts receivable and (xi) prepayments received from Seller's clients on or before the Closing Date.

        SECTION 2.03 Assumption of Liabilities. On the basis of the representations, warranties, covenants and agreements and subject to satisfaction or waiver of the conditions set forth in this Agreement, Buyer shall assume and, from and after the Closing Date, shall perform and be responsible for all obligations, subject to Article VIII hereof, arising from the use, transfer, license or sale of the Purchased Assets to the extent such obligations arise after the Closing (collectively, the "Assumed Liabilities").

        SECTION 2.04 Excluded Liabilities. All of the liabilities of Seller and any of its Affiliates (or any predecessor owner of all or part of their businesses and assets) except the Assumed Liabilities are herein referred to as the "Excluded Liabilities," and Buyer shall not assume any such obligations or liabilities of Seller's business or any liabilities attendant to any of the foregoing, of any nature whatsoever, whether known, unknown, liquidated or contingent and whether presently in existence or arising or asserted hereafter, and Seller shall pay and satisfy all such Excluded Liabilities in the ordinary course. For the avoidance of doubt, Excluded Liabilities include: (a) all liabilities and obligations relating to Excluded Assets; (b) Tax liabilities arising out of or attributable to the transactions contemplated hereby or relating to the Purchased Assets for periods up to and including the Closing, except to the extent provided in Section 6.08; and (c) all liabilities and obligations related to Purchased Assets which arose prior to the Closing.

        SECTION 2.05 Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder. Seller and Buyer will use their best efforts (but without any payment of money by Seller or Buyer) to obtain the consent of the other parties to any such Purchased Asset or claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request.

        SECTION 2.06 Purchase Price; Allocation of Purchase Price.

        (a) The purchase price for the Purchased Assets (the "Purchase Price") shall be (i) cash in the amount of Six Million Eight Hundred Forty Thousand Dollars ($6,840,000.00) payable by wire transfer to a bank account designated in writing by Seller to Buyer (which shall be so designated not later than three Business Days prior to the Closing Date) and (ii) the assumption of the Assumed Liabilities.


        (b) As soon as practicable after the Closing, Buyer shall deliver to Seller a statement (the "Allocation Statement"), setting forth the allocation of the Purchase Price among the Purchased Assets, the Services Agreement and the covenant not to compete described in Section 5.04 hereof. [*]


[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.



        (c) The Seller shall have a period of 10 Business Days after the delivery of the Allocation Statement to present in writing to Buyer notice of any objections they may have to the allocation set forth in the Allocation Statement. Unless Seller timely object, the Allocation Statement shall be binding on the parties without further adjustment.

        (d) If Seller shall raise any objections within the 10 Business Day period, Buyer and Seller shall negotiate in good faith and use their best efforts to resolve such dispute. If the parties fail to agree within 5 Business Days after the delivery of the notice, then the disputed items shall be resolved by a firm of independent nationally recognized accountants chosen and mutually accepted by both parties (the "Accounting Referee"). The Accounting Referee shall resolve the dispute within 20 Business Days of having the item referred to it. The costs, fees and expenses of the Accounting Referee shall be borne by the non-prevailing party.

        (e) The Seller and Buyer agree to report the allocation of such Purchase Price among the Purchased Assets, the Services Agreement and the covenant not to compete in a manner entirely consistent with the Allocation Statement (including any adjustment made pursuant to Section 2.06(d)), and agree to act in accordance with such Allocation Statement in the preparation of financial statements and filing of all Tax returns and forms and in the course of any Tax audit, Tax review or Tax litigation relating thereto.

        SECTION 2.07 Closing. The closing (the "Closing") of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Wilson Sonsini Goodrich & Rosati, One Market, Spear Tower, Suite 330,

San Francisco, CA 94105, as soon as possible, but in no event later than one (1) Business Day after satisfaction of the conditions set forth in Article VII, or at such other place as Buyer and Seller may agree. At the Closing,

        (a) Buyer shall deliver to Seller the Purchase Price;

        (b) Seller and Buyer shall enter into an Assumption Agreement, a Bill of Sale and General Assignment, a Patent Assignment, a Copyright Assignment and Seller shall deliver to Buyer such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment (the "Conveyance Documents") as the parties and their respective counsel shall deem reasonably necessary to vest in Buyer all right, title and interest in, to and under the Purchased Assets;

        (c) Seller and Buyer shall enter into the Ancillary Agreements; and

        (d) Seller and Buyer shall also execute and deliver all such instruments, documents and certificates as may be reasonably requested by the other party that are reasonably necessary for the consummation at the Closing of the transactions contemplated by this Agreement.

                                  ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller hereby represents and warrants to Buyer, subject to the exceptions specifically disclosed in writing in Seller's disclosure schedules as set forth below, each such exception to apply only to the specific representation set forth in this Article III to which it refers, in each case as of the date hereof and as of the Closing Date, that:


        SECTION 3.01 Organization and Qualification; Subsidiaries of Seller. Seller has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Seller is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. Seller has no Subsidiaries that have or had, directly or indirectly, any interest in the Purchased Assets or any involvement with the conduct Seller's business as currently conducted.

        SECTION 3.02 Corporate Authorization. Seller has the necessary corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or any of the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby. No approval of the stockholders of Seller is necessary to authorize this Agreement or any of the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby (including, without limitation, the sale of the Purchased Assets). This Agreement and each of the Ancillary Agreements have been, or, in the case of the Ancillary Agreements, will be, duly executed and delivered by each Seller and constitute valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other Law affecting the enforcement of creditors' rights generally, or by general equitable principles.

        SECTION 3.03 Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements, and the consummation by Seller of the transactions contemplated hereby and thereby, do not and will not require any action by or in respect of, or filing with, any governmental body, agency, official or authority.

        SECTION 3.04 Non-Contravention. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements, and the consummation Seller of the transactions contemplated hereby and thereby, do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of Seller; (ii) contravene or conflict with or constitute a material violation of any provision of any Law, judgment, injunction, order or decree binding upon or applicable to Seller or relating to or affecting the Purchased Assets; (iii) assuming the receipt of all Required Consents, constitute a material default under or give rise to any right of termination, cancellation or acceleration of any material right or obligation of Seller or to a loss of any material benefit relating to or affecting the Purchased Assets to which Seller is entitled under any provision of any material Contract binding upon Seller or by which any of the Purchased Assets is or may be bound, or any Permit or (iv) result in the creation or imposition of any Lien on any Purchased Asset.

        SECTION 3.05 Required Consents. Schedule 3.05 sets forth each Contract binding upon Seller, and every Permit, requiring a consent, waiver, authorization or approval as a result of the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby (each such consent, a "Required Consent"). Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements by Seller, nor the consummation by Seller of the transactions contemplated hereby or thereby requires any consent of, authorization by, exemption from, filing with, or notice to any Person, other than a Required Consent.

        SECTION 3.06 Financial Statements; Certain Due Diligence.

        (a) The Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby. The Financial Statements fairly present the financial position of the Seller as of the dates thereof and its results of operations and cash flows for the periods then ended. As of the respective dates of the Balance Sheets included in the Financial Statements, neither Seller nor any Subsidiary had any liabilities, whether accrued, absolute, contingent or otherwise and whether due or to become due, which should, in accordance with GAAP, have been reflected or reserved against in such balance sheet or been disclosed in the notes thereto included in the Financial Statements and which were not so reflected or reserved against or so disclosed. The Financial Statements are attached hereto as Schedule 3.06(a).

        (b) Schedule 3.06(b) sets forth a list of certain information that Seller made available to Buyer during the course of Buyer's due diligence investigation of the Purchased Assets. Such information is true, correct and complete in all material respects.

        SECTION 3.07 Absence of Certain Changes. Since the Balance Sheet Date, Seller has utilized the Purchased Assets in the ordinary course consistent with past practices, and there has not been:

        (a) any Material Adverse Effect or any event, occurrence, development or state of circumstances or facts known to Seller which could reasonably be expected to result in a Material Adverse Effect;

        (b) any event that could reasonably be expected to prevent or materially delay the performance of the obligations of Seller pursuant to this Agreement or the Ancillary Agreements;

        (c) any creation or other incurrence of any Lien on any Purchased Asset or any failure to discharge or satisfy any such Lien or pay or satisfy any obligation or liability (whether absolute, accrued, contingent or otherwise) relating to or affecting the Purchased Assets;

        (d) any material damage, destruction or other casualty loss (whether or not covered by insurance) relating to or affecting any Purchased Asset;

        (e) any transaction or Contract entered into by Seller relating to or affecting any Purchased Asset (including the acquisition or disposition of any assets) or any relinquishment by Seller of any such Contract or other right relating to or affecting any Purchased Asset, in either case, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

        (f) any settlement, waiver, release, assignment or compromise relating to or affecting any action, suit, proceeding, claim arbitration or litigation affecting the Purchased Assets;

        (g) any sale or transfer of any of the Purchased Assets (including, without limitation, any disposition or license of any of Seller's Proprietary Rights) or cancellation of any debts or claims or waiver of any rights relating thereto; or

        (h) any authorization of, or agreement entered into or commitment made to do any of the foregoing.

        SECTION 3.08 Title to Purchased Assets. Seller has good and marketable title to the Purchased Assets, free and clear of any Liens. Upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens. Exhibit A describes all material personal property included in, used in or necessary to operate the Purchased Assets.

        SECTION 3.09 No Undisclosed Liabilities. Except as set forth on Schedule 3.09, there are no liabilities relating to or affecting the Purchased Assets of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.

        SECTION 3.10 Solvency. (a) Based on the financial condition of Seller as of the date hereof, Seller's fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of its existing debts and other liabilities (including known contingent liabilities) as they mature;
(b) based on the financial condition of Seller as of the date hereof, Seller's assets do not constitute unreasonably small capital to carry out its business as now conducted and as proposed to be conducted including Seller's calendar years 2001 and 2002 capital needs taking into account the particular capital requirements of the business conducted by it, and projected capital requirements and capital availability thereof; (c) Seller does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt); (d) based on the financial condition of Seller as of the Closing Date, the current cash flow of Seller, and the proceeds from the sale of the Purchased Assets hereunder, together with the proceeds Seller would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid; and (e) neither Seller nor any of its Subsidiaries is subject to any Bankruptcy Event. The Board of Directors of Seller has determined that Seller shall receive not less than a reasonably equivalent value for the transactions contemplated hereby.

        SECTION 3.11 Litigation. There is no action, suit, claim, investigation or proceeding (nor is there, to the Knowledge of Seller, any basis therefor) pending against, or to the Knowledge of Seller, threatened against, or relating to or affecting, any Purchased Asset before any court or arbitrator or any governmental body, agency or official, and, to the Knowledge of Seller, there are no existing facts or circumstances that could reasonably be expected to result in such an action, suit, claim, investigation or proceeding. Seller is not subject to any outstanding order, writ, injunction or decree which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially interfere with Seller's ability to consummate the transactions contemplated hereby or by the Ancillary Agreements.

SECTION 3.12   Material Contracts.

        (a) Except for the Contracts disclosed in Schedule 3.12, Seller is not a party to or subject to any of the following Contracts with respect to the Purchased Assets:

            (i) any Contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by an asset) or resulting in the creation of any Lien;

            (ii) any license agreement, franchise agreement or agreement in respect of similar rights granted to or held by Seller;

            (iii) any Contract that substantially limits the freedom of Seller to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset or that would so limit the freedom of Buyer after the Closing Date;

            (iv) any Contract which is or relates to an agreement with or for the benefit of any Affiliate of Seller;

            (v) any Contract with an employee or former employee (or consultant or former consultant) of Seller (or any Affiliate) containing non-competition or other similar restrictions; or

            (vi) any other Contract not made in the ordinary course of business that relates to or affects the Purchased Assets.

        (b) Each Contract required to be disclosed pursuant to Section 3.12(a) is a valid and binding agreement of Seller and is in full force and effect, and neither of Seller nor, to the Knowledge of Seller, any other party thereto, is in default in any material respect under the terms of any such Contract, nor, to the Knowledge of Seller, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

        SECTION 3.13 Licenses and Permits. Schedule 3.13 describes each material license, franchise, permit or other similar authorization affecting, or relating in any way to, the Purchased Assets, together with the name of the government agency or entity issuing such license or permit (the "Permits"). Such Permits are valid and in full force and effect and, assuming the related Required Consents have been obtained prior to the Closing Date, are transferable by Seller and will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby or by the Ancillary Agreements. Upon consummation of such transactions, Buyer will, assuming the related Required Consents have been obtained prior to the Closing Date, have all of the right, title and interest in all the Permits.

        SECTION 3.14 Compliance with Laws. Except as set forth on Schedule 3.14, Seller is not in violation of, Seller has not violated, and, to the Knowledge of Seller, Seller is not under investigation with respect to or has been threatened to be charged with or given notice of any material violation of, any Law or judgment, order or decree entered by any court, arbitrator or governmental authority, domestic or foreign, applicable to the Purchased Assets. No material violation of any Law (including, without limitation, Laws relating to zoning, environmental, city planning or similar matters) relating to or affecting any Purchased Asset currently exists or has existed at any time. To the Knowledge of Seller, except as contemplated by this Agreement, there are no developments relating to or affecting any of the Purchased Assets pending or, to the Knowledge of Seller, threatened, which might reasonably be expected to materially detract from the value of such Purchased Assets, materially interfere with any present use of any such Purchased Assets or materially adversely affect the marketability of such Purchased Assets.

        SECTION 3.15 Proprietary Rights.

        (a) Schedule 3.15(a) contains a true and complete list of all U.S. and foreign (i) applications and registrations related to Seller's Proprietary Rights, including all filings and formal actions made or taken pursuant to Federal, state, local and foreign laws by Seller to protect its interest in Seller's Proprietary Rights, and includes details of all due dates for further filings, maintenance, payments or other actions falling due in respect of Seller's Proprietary Rights within twelve (12) months of the Closing Date and
(ii) material unregistered copyrights, trademarks, service marks, trade names, designs, logos and slogans which comprise any portion of the Purchased Assets. All of Seller's Proprietary Rights owned by Seller remain in good standing with all fees and filings due as of the Closing Date.

        (b) Seller's Proprietary Rights contain only those items and rights which are: (i) owned by Seller; (ii) in the public domain; or (iii) rightfully used by Seller pursuant to a valid and enforceable license or other agreement (the "Seller Licensed Intellectual Property"), the parties, date, term and subject matter of each such license or other agreement (each, a "License Agreement") being set forth on Schedule 3.15(b)(1). Seller has all rights in Seller's Proprietary Rights necessary to carry out Seller's former activities at the time such activities were being conducted and Seller's current activities, including without limitation, to the extent required to carry out such activities, rights to make, use, reproduce, modify, adopt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent and lease and, other than with respect to Seller Licensed Intellectual Property, assign and sell, the Purchased Technology (collectively, "Use"). The License Agreements are valid and binding obligations of Seller, enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute a default by Seller or, to the Knowledge of Seller, the other party thereto, under any such License Agreement. Except as set forth in Schedule 3.15(b)(2), Seller has no agreements or arrangements with any Persons related to Trade Secrets of such Persons or restricting Seller's ability to engage in business activities of any nature.

        (c) To Knowledge of Seller, Seller's Proprietary Rights as now Used or offered or proposed for Use by Seller do not infringe on any Proprietary Right of any Person, anywhere in the world. Except as set forth on Schedule 3.15(c), Seller has not received notice of any claims (i) challenging the validity, effectiveness or, other than with respect to Seller Licensed Intellectual Property, ownership by Seller of any of Seller's Proprietary Rights, or (ii) to the effect that the Use or any other exercise of rights in Seller's Proprietary Rights by Seller through the Purchased Assets or its agents or use by its customers infringes, misappropriates, may infringe on or may misappropriate any Proprietary Right of any Person. To the Knowledge of Seller, no such claims have been threatened by any person, nor to actual knowledge of any officer or director of Seller are there any valid grounds for any bona fide claim of any such kind. All of the rights within Seller's Proprietary Rights are enforceable and subsisting in full force and effect and have not been cancelled, expired or abandoned. Seller has not agreed, except in the ordinary course of business consistent with past practices, to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to any item of Seller's Proprietary Rights. To the Knowledge of Seller, there is no unauthorized use, infringement or misappropriation of any Seller's Proprietary Rights by any third party, employee or former employee.

        (d) All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and/or development of Seller's Proprietary Rights, have executed nondisclosure agreements in the form set forth in Schedule 3.15(d)(1) and those Persons who have significantly contributed to the development of the Seller's Propriety Rights are set forth in Schedule 3.15(d)(2), either (i) have been a party to an enforceable "work-for-hire" arrangement or agreements with Seller in accordance with applicable Law that has accorded Seller full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or
(ii) have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller effective and exclusive ownership of all tangible and intangible property thereby arising.

        (e) Seller is not, and, as a result of the execution or delivery of this Agreement or performance of its obligations hereunder, will not be, in violation of any material Contract to which it is a party or to which the Purchased Assets are otherwise subject, nor will execution or delivery of this Agreement, or performance of its obligations hereunder, cause the diminution, termination or forfeiture of any of a material portion of Seller's Proprietary Rights.

        (f) The source code and documentation relating to the software programs incorporated in Seller's Proprietary Rights ("Software Programs") and all other Trade Secrets incorporated in Seller's Proprietary Rights have been maintained in strict confidence and (i) have been disclosed by Seller only to those of its employees who have a "need to know" the contents thereof in connection with the performance of their duties to Seller and who have executed nondisclosure agreements with Seller; and (ii) have been disclosed to only those third parties who have a "need to know" the contents thereof and who have executed nondisclosure agreements with Seller, in each case which adequately protects Seller's Proprietary Rights.

        (g) Other than as set forth in Schedule 3.15(g), Seller and its Affiliates do not owe any royalties or other payments to third parties in respect of Seller's Proprietary Rights.

        (h) It is Seller's practice to routinely scan the Software Programs with a "best in class" virus scan software. The Software Programs contain no "viruses." For the purposes of this Agreement, "virus" means any computer code intentionally designed to disrupt, disable or harm in any manner the operation of any software or hardware. None of the Software Programs contain any worm, bomb, backdoor, clock, timer, or other disabling device code, design or routine which causes the software to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command by any party.

        (i) Schedule 3.15(i)(1) contains a true and complete list of license or other agreements with third parties wherein Seller has licensed or otherwise provided any rights to any of Seller's Proprietary Rights to such third party. Except as set forth in Schedule 3.15(i)(2), Seller has not granted any third party any exclusive rights of any kind with respect to the Purchased Assets nor has Seller granted any right to market any of Seller's Proprietary Rights under any private label, "OEM" or other arrangements. Except as set forth in Schedule

3.15(i)(3), to the Knowledge of Seller, no employee of Seller has any agreements or arrangements with any Persons other than Seller related to Trade Secrets of such Persons or restricting any such employees' ability to engage in business activities of any nature. To the Knowledge of Seller the activities of Seller's present employees on behalf of Seller do not violate any such agreements or arrangements.

        (j) Seller hereby represents and warrants to Buyer that no portion of the Excluded Technology is necessary or required to operate the ad-serving, tracking and marketing technology and other intangible assets known as "adMonitor" and "ProfiTools.

        SECTION 3.16 Intercompany Arrangements. Except as disclosed in Schedule 3.16, since the Balance Sheet Date, there have been no transactions between Seller and any of its Subsidiaries, or any director, officer, employee, stockholder or other Affiliate relating to or affecting the Purchased Assets. No Affiliate of Seller owns or has any rights in or to any of the Purchased Assets.

        SECTION 3.17 Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Buyer or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

        SECTION 3.18 Other Information. To the Knowledge of Seller, none of Seller's representations, warranties or statements contained in this Agreement and the Ancillary Agreements, and none of the documents or information delivered to Buyer in connection with the transactions contemplated by this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

        SECTION 3.19 Taxes.

        (a) Seller has, or prior to the Closing will have, prepared and timely filed all Tax Returns required to be filed with respect to the use or ownership of the Purchased Assets and such Tax Returns are, or when filed will be, true and correct and have been, or when filed will be, completed in accordance with applicable law.

        (b) Seller has, or prior to the Closing will have, timely paid all Taxes it is required to pay attributable to or imposed with respect to the use or ownership of the Purchased Assets or which if not paid, would adversely impact Buyer.

        (c) Seller has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in a Lien on the Purchased Assets or would adversely impact Buyer.

        (d) The Purchased Assets are not subject to any tax sharing, indemnification or allocation agreement, other than this Agreement. No audit or other examination of any Tax Return of Seller with respect to the Purchased Assets is presently in progress, nor has Seller been formally or informally notified of any request for such an audit or other examination. No affirmative agreement, consent or election for federal, state, local or foreign Tax purposes has

================================================================================

been filed or entered into which would adversely affect or be binding upon the Purchased Assets or Buyer after the Closing.

        (e) None of the Purchased Assets is property required to be owned by any other Person pursuant the "safe harbor lease" provisions of former Section 168(f)(8) of the Code or is "tax exempt use" property within the meaning of
Section 168(h) of the Code.

        (f) Seller is a United States Person within the meaning of the Code.

                                  ARTICLE IV.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer hereby represents and warrants to Seller, subject to the exceptions specifically disclosed in writing in Buyer's disclosure schedules as set forth below, each such exception to apply only to the specific representation set forth in this Article IV to which it refers, in each case as of the date hereof and as of the Closing Date, that:

        SECTION 4.01 Organization and Qualification. Buyer has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Buyer is duly qualified or licensed to do business, and is good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a material adverse effect upon Buyer's ability to execute, deliver and perform this Agreement and the transactions contemplated hereby.

        SECTION 4.02 Corporate Authorization. Buyer has the necessary corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements, and to perform its obligations hereunder, and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and each of the Ancillary Agreements have been, or, in the case of the Ancillary Agreements, will be, duly executed and delivered by Buyer and constitute valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy insolvency, moratorium or other Law affecting the enforcement of creditors' rights generally, or by general equitable principles.

        SECTION 4.03 Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements, and the consummation by the Buyer of the transactions contemplated hereby and thereby, do not require any action by or in respect of, or filing with, any governmental body, agency, official or authority.

        SECTION 4.04 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements, and the consummation by the Buyer of the transactions contemplated hereby and thereby, do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of Buyer, (ii) contravene or conflict with or constitute a material violation of any provision of any Law, judgment, injunction, order or decree binding upon or applicable to Buyer; or (iii) constitute a material default under or give rise to any right of termination, cancellation or acceleration of any material right or obligation of Buyer or to a loss of any material benefit relating to Buyer's business to which Buyer is entitled under any provision of any material Contract binding upon Buyer or by which any of Buyer's assets is or may be bound.

        SECTION 4.05 Finder's Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

                                   ARTICLE V.

                               COVENANTS OF SELLER

        Seller agrees that:


        SECTION 5.01 Conduct of the Business. Except as provided in this Agreement, from the date hereof until the Closing Date, Seller shall conduct its business in the ordinary course consistent with past practice, use its best efforts to preserve intact the business organization and relationships with third parties, and to keep available the services of its present employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, neither Seller nor any Subsidiary of Seller, will:

        (a) sell, lease, license or otherwise dispose of any Purchased Assets except pursuant to existing Contracts disclosed to Buyer;

        (b) subject any of the Purchased Assets, or any part thereof, to any Lien or suffer such a Lien to exist;

        (c) take any other action that would cause any of the representations and warranties made by Seller in this Agreement not to remain true and correct;

        (d) make, enter into, modify, amend in any material respect or terminate any Contract listed (or if entered into after the date hereof, would be required to be listed) in Schedule 3.12;

        (e) impair the ability of any Person to perform under the terms of the Interim Services Agreement;

        (f) authorize, or agree or commit to take, whether in writing or otherwise, any of the foregoing actions; or

        (g) make or change any elections with respect to Taxes, or make any change in current elections with respect to Taxes, in either case affecting Buyer's use, or ownership of the Purchased Assets.

Seller will not (i) take or agree or commit to take any action that would have a Material Adverse Effect or otherwise make any representation and warranty of Seller hereunder inaccurate, untrue or incomplete at, or as of any time prior to, the Closing Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate, untrue or incomplete at any such time.



        SECTION 5.02 Access to Information. From the date hereof until the Closing Date, Seller (a) will give Buyer, its counsel, financial advisors, financing sources, auditors and other authorized representatives and agents access upon reasonable notice to the offices, properties, books and records relating to the Purchased Assets, (b) will furnish to Buyer, its counsel, financial advisors, financing sources, auditors and other authorized representatives and agents, such financial and operating data and other information relating to the Purchased Assets as such Persons may reasonably request, and (c) will instruct the employees, counsel, auditors and financial advisors of Seller to cooperate with Buyer in its investigation; provided that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller.

        SECTION 5.03 Notices of Certain Events. Seller shall promptly notify Buyer of:

            (i) any notice or other communication from any Person alleging that the consent of such Person is a Required Consent;

            (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the Purchased Assets or the transactions contemplated by this Agreement; and

            (iii) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of Seller, threatened against, relating to or involving or otherwise affecting Seller or the Purchased Assets that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 or that otherwise relate to the consummation of the transactions contemplated by this Agreement (including, without limitation, any Bankruptcy Event).

        SECTION 5.04 Noncompetition.

        (a) Seller agrees that for a period of one (1) year from the Closing Date, none of Seller, its Subsidiaries nor any Person of which Seller is a Subsidiary (each, an "Affiliated Company") shall:


            (i) engage, directly or indirectly, as a principal or for its own account, solely or jointly with others, or through any form of ownership in another Person, or otherwise, in [*];

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.



            (ii)  call upon any Person who is, at that time or was within one
        (1) year prior to that time, an employee of Buyer or its Affiliates for the purpose or with the intent of enticing such employee away from or out of the employ of Buyer or its Affiliates; or

            (iii) publish any statement or make any statement (under any circumstances reasonably likely to become public) critical of Buyer's technology business or otherwise maligning the reputation of Buyer's technology business.

        (b) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law. Seller acknowledges that Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Seller agrees that Buyer shall be entitled to injunctive relief requiring specific performance by Seller of this Section without the necessity of proving actual damages or the posting of a bond, and Seller consent to the entry thereof.

        (c) All of the covenants in this Section 5.04 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Seller against Buyer or an Affiliate thereof, whether predicated on this Agreement, the Ancillary Agreements, or otherwise, shall not constitute a defense to the enforcement by Buyer of such covenants. It is understood by the parties hereto that the covenants contained in this Section 5.04 are essential elements of this Agreement and that, but for the agreement of the Seller to comply with such covenants, Buyer would not have agreed to enter into this Agreement. Seller hereby agrees that all covenants contained in this Section 5.04 are reasonable and valid and waive all defenses to the strict enforcement hereof by Buyer. Seller hereby agrees that the covenants set forth in this Section 5.04 are a material and substantial part of the transactions contemplated by this Agreement.

        (d) Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 5.04 shall apply to, and shall be binding upon, any Person that acquires (by asset sale, stock sale, merger, consolidation, reorganization, tender offer or otherwise) substantially all of the stock, assets or business of Seller, but only to the extent that such Person's then-existing activities and such Person's planned activities (provided that the acquisition of Seller and its continued operation do not promote such Person's activities) at the time of such acquisition do not already violate the terms of this Section 5.04.

        SECTION 5.05 Consents and Approvals. Seller (a) shall, at its cost and expense, use commercially reasonable efforts to obtain all Required Consents required in connection with the execution, delivery and performance by Seller of this Agreement and (b) shall diligently assist and cooperate with Buyer in preparing and filing all documents required to be submitted by Buyer to any governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by Buyer in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to Buyer all information concerning Seller that counsel to Buyer reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

        SECTION 5.06 No Negotiation with Third Parties. Seller shall not, directly or indirectly, and shall cause its respective officers, directors, employees, accountants, counsel, consultants, advisors, agents and other Affiliates (collectively, "Representatives") not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing nonpublic information), any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any acquisition of the Purchased Assets, whether by way of asset purchase, stock purchase, merger or otherwise (a "Competing Transaction"), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of Seller's Representatives or Subsidiaries, or any representative retained by Seller's Subsidiaries, to take any such action. Seller shall immediately cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. Seller shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

                                   ARTICLE VI.

                            COVENANTS OF THE PARTIES

        The parties hereto agree that:

        SECTION 6.01 Commercially Reasonable Efforts; Further Assurances.

        (a) Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Seller and Buyer each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Purchased Assets. For purpose of this paragraph, the parties agree that the execution and delivery of instruments of sale, transfers, conveyance, or assignment of the Purchased Assets and confirmation of such actions shall be deemed "reasonably necessary."

        (b) Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer (and its successors and assigns) as the true and lawful attorney of Seller with full power of substitution in the name of Buyer or in the name of Seller, but for the benefit of Buyer (i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets. Buyer shall be entitled to retain for its account any amounts collected pursuant to the foregoing powers, including, without limitation, any amounts payable as interest in respect thereof.

        (c) After the Closing Date, upon reasonable written notice, Buyer and Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to or affecting (i) the Purchased Assets (to the extent within the control of such party) as is reasonably necessary for financial reporting and accounting matters, (ii) such patent prosecution as the buyer deems necessary.

        (d) After the Closing Date, upon reasonable written notice, Buyer and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the Purchased Assets (including, access to books and records) as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding related to any Tax return. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets.

        (e) Neither party shall be required by Section 6.01(c) or (d) to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations. Any information of one party received by the other party following the Closing Date shall be subject to the Confidentiality Agreement.

        SECTION 6.02 Certain Filings. Seller and Buyer shall cooperate with one another (a) in determining whether any action by, or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

        SECTION 6.03 Confidentiality. The parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement with respect to the information disclosed pursuant to this Agreement.

        SECTION 6.04 Public Announcements. Seller and Buyer shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior written approval of the other, except as may be required by applicable Law. Notwithstanding the foregoing, Seller shall consult with Buyer before issuing any press release or otherwise making any public statements with respect to the Purchased Assets and shall not issue any such press release or make any such public statement without the prior written approval of Buyer, unless after consultation with Buyer regarding a press release or public statement, Seller is advised by counsel that it is required by Law to disclose issue such press release or otherwise make such public statement, provided that such press release or public statement shall only contain that information which Seller is advised by counsel is required by Law to be disclosed.

        SECTION 6.05 Interim Services Agreement; Other Customer Matters. As of the Closing Date, the parties shall enter into an interim services agreement, substantially in the form attached hereto as Exhibit C (the "Interim Services Agreement"). From the date hereof until the Closing Date, at the request of Buyer, Seller shall use its commercially reasonable efforts to introduce Buyer to the principal customers of Seller in order to facilitate the transition of such customers to Buyer's DART platform subsequent to the Closing Date. For a period of not more than 60 days following the Closing Date, and in addition to the covenants in the Interim Services Agreement, Seller and Buyer shall take all commercially reasonable efforts in an attempt to ensure that, upon the termination of the Interim Services Agreement, neither Seller, nor any of its Subsidiaries, is obligated to provide products or services to Seller's customers that relate to the Purchased Assets.


        SECTION 6.06 [*]


     [*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.



        SECTION 6.07 Post Closing Tax Covenants.

        (a) Subject to Section 6.07(c) below, Seller will be responsible for the preparation and filing of all Tax Returns of Seller (including Tax Returns required to be filed after the Closing Date) to the extent such Tax Returns include or relate to the Seller's use or ownership of the Purchased Assets. Seller's Tax Returns, to the extent they relate to the Purchased Assets or Seller's use or ownership of the Purchased Assets, shall be true, complete and correct in all material respects and prepared in accordance with applicable law in all material respects. Seller will be responsible for and make all payments of Taxes shown to be due on such Tax Returns to the extent they relate to the Purchased Assets or Seller's use or ownership of the Purchased Assets.

        (b) Buyer will be responsible for the preparation and filing of all Tax Returns it is required to file with respect to Buyer's ownership or use of the Purchased Assets attributable to taxable periods (or portions thereof) commencing after the Closing. Buyer's Tax Returns, to the extent they related to the Purchased Assets, shall be true, complete and correct in all material respects and prepared in accordance with applicable law in all material respects. Buyer will make all payments of Taxes shown to be due on such Tax Returns to the extent they relate to the Purchased Assets or Buyer's use or ownership of the Purchased Assets.

        (c) In the case of any real or personal property taxes (or other similar Taxes) attributable to the Purchased Assets which returns cover a taxable period commencing before the Closing Date and ending thereafter, Buyer shall prepare such returns and make all payments required with respect to any such return, provided, however, Seller will promptly reimburse Buyer upon receipt of a copy of the filed Tax return to the extent any payment made by Buyer relates to that portion of the taxable period ending on or before the Closing Date which amount shall be determined and prorated on a per diem basis.

        (d) To the extent relevant to the Purchased Assets, each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes. Seller shall retain all documents, including prior years' Tax Returns, supporting work schedules and other records or information with respect to all sales and use tax returns with respect to the Purchased Assets and, absent the receipt by Seller of the relevant tax clearance certificates, shall not destroy or otherwise dispose of any such records for four (4) years after closing without the prior written consent of Buyer.

        SECTION 6.08 Transfer Taxes. Notwithstanding anything else herein, Seller and Buyer shall each be responsible for and pay one-half (1/2) of any and all transfer, documentary, sales, use or other similar Taxes assessed upon or with respect to the transfer of the Purchased Assets to Buyer and all documentary or recording fees with respect thereto.

                                  ARTICLE VII.

                              CONDITIONS TO CLOSING

        SECTION 7.01 Conditions to the Obligations of Each Party. The obligations of Buyer and Seller to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions:

        (a) No judgment, injunction, order or decree shall have been issued declaring this Agreement invalid or shall prohibit the consummation of the transactions contemplated hereby;

        (b) Buyer and Seller shall have executed and delivered to the other each of the Ancillary Agreements, including the Interim Services Agreement; and

        (c) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the transactions contemplated hereby shall have been obtained.

        SECTION 7.02 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the satisfaction of the following further conditions:

        (a) (i) Seller shall have performed in all material respects all of its covenants and obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Seller contained in this Agreement as of the date hereof shall be true and correct in all material respects (or in all respects for any representation and warranty qualified as to materiality or material adverse effect) as of the date hereof and at and as of the Closing Date as if made at and as of such date, and (iii) Buyer shall have received a certificate signed by the Chief Executive Officer of Seller to the foregoing effect;

        (b) No provision of any applicable Law and no judgment, injunction, order or decree shall restrain, prohibit or otherwise interfere with the effective operation or enjoyment by Buyer of any portion of the Purchased Assets;

        (c) Buyer shall have received an opinion of Paul, Hastings, Janofsky & Walker LLP, counsel to Seller, dated the Closing Date, substantially in the form attached hereto as Exhibit D;

        (d) Seller shall have received all Required Consents and all consents, authorizations or approvals from the governmental agencies referred to in
Section 3.03, in each case in form and substance reasonably satisfactory to Buyer, and no such consent, authorization or approval shall have been withdrawn;

        (e) Seller shall have entered into the Ancillary Agreements;

        (f) Buyer shall have received such closing documents as it may reasonably request, all in form and substance reasonably satisfactory to Buyer;

        (g) Since the Balance Sheet Date, no Material Adverse Effect shall have occurred; and

        (h) Buyer shall have received the information for each publishing customer of Seller set forth on Schedule 7.02(h).

        SECTION 7.03 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated hereby is subject to the satisfaction of the following further conditions:

        (a) (i) Buyer shall have performed in all material respect all of its covenants and obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement as of the date hereof and in any certificate or other writing delivered by Buyer pursuant hereto shall be true and correct in all material respects (or in all respects for any representation and warranty qualified as to materiality or material adverse effect) as of the date hereof and at and as of the Closing Date, as if made at and as of such date and (iii) Seller shall have received a certificate signed by an executive officer of Buyer to the foregoing effect;

        (b) Seller shall have received all other closing documents they may reasonably request, all in form and substance reasonably satisfactory to Seller;

        (c) Buyer shall have received all Required Consents and all consents, authorizations or approvals from the governmental agencies referred to in
Section 4.04, in each case in form and substance reasonably satisfactory to Seller, and no such consent, authorization or approval shall have been withdrawn; and

        (d) Buyer shall have entered into the Ancillary Agreements.

                                 ARTICLE VIII.

                            SURVIVAL; INDEMNIFICATION


        SECTION 8.01 Survival. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until [*] after the Closing Date; provided, that the representations and warranties contained in Sections 3.01, 3.02, 3.04, 3.08, 3,17, 3.19, 4.01, 4.02, 4.04 and 4.05 shall survive until [*] ; or (i) in the case of Section 5.04 for the period set forth therein and (ii) in the case of Sections 6.03 and 6.07 [*]. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Sections 8.02 or 8.03 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. All covenants made by any party shall survive the Closing pursuant to their terms.


[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.



        SECTION 8.02 Indemnification.

        (a) Seller hereby indemnifies Buyer and its Affiliates and their respective officers, directors, employees and agents against, and agrees to hold each of them harmless from, any and all damages, claims, debts, actions, assessments, judgments, losses, liabilities, fines, fees, penalties and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) (collectively, "Losses") incurred or suffered by any of them arising out of:

            (i) any misrepresentation, inaccuracy or breach of representation and warranty, covenant or agreement made or to be performed by Seller pursuant to this Agreement; and

            (ii) the failure of Seller to assume full responsibility for any Excluded Liability or any obligation or liability relating to the Excluded Assets (other than Assumed Liabilities) and failure to pay and discharge when due any Excluded Liability, or any claim or cause of action by any party against such indemnities with respect to the Excluded Liability.

        (b) Buyer hereby indemnifies Seller and its Affiliates and their respective officers, directors, employees and agents against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by such parties arising out of:

            (i) any misrepresentation or breach of representation and warranty, covenant or agreement made or to be performed by the Buyer pursuant to this Agreement; and

            (ii) the failure of Buyer to assume full responsibility for any Assumed Liability or any obligation or liability relating to the Assumed Liabilities and failure to pay and discharge when due any Assumed Liability, or any claim or cause of action by any party against such indemnities with respect to the Assumed Liability.

        (c) Except with respect to claims based on fraud or willful misconduct, the indemnification obligations for all Losses resulting from, relating to or constituting any misrepresentation, inaccuracy, breach of warranty or failure to perform any covenant or agreement of Sellers or the Buyer, as applicable, shall be limited to.

        (d) Except with respect to (a) claims based on fraud or willful misconduct and (b) covenants or other obligations to be performed after the Closing under Articles V and VI or under the Ancillary Agreements, and subject to any party's right to equitable relief provided for in this Agreement, the indemnification provisions set forth in this Article VIII shall be the sole and exclusive remedy for Losses or any other damages arising under this Agreement.

        SECTION 8.03 Procedures; No Waiver; Exclusivity.

        (a) All claims for indemnification by an Indemnified Person pursuant to this Article VIII shall be made in accordance with the provisions of this
Section 8.03.

        (b) A party entitled to indemnification under this Article VIII (the "Indemnified Person") shall give prompt written notification to the Person obligated to provide such indemnification (the "Indemnifying Person") of the commencement of any action, suit or proceeding relating to a claim between the parties or a third party claim for which indemnification pursuant to this
Article VIII may be sought; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person shall relieve the Indemnifying Person from any liability or obligation under this Article VIII except to the extent of any damage or liability caused solely by or arising solely out of such delay. With respect to any claim by a third party, within 30 days after delivery of such notification, the Indemnifying Person may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person; provided that (i) the Indemnifying Person acknowledges in writing to the Indemnified Person that the Indemnifying Person shall indemnify the Indemnified Person with respect to all elements of such action, suit or proceeding and any damages, fines, costs or other liabilities that may be assessed against the Indemnified Person in connection with such action, suit or proceeding, and (ii) the third party seeks monetary damages only. If the Indemnifying Person does not so assume control of such defense, the Indemnified Person shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Person assumes control of such defense and the Indemnified Person is advised by counsel in writing that the Indemnifying Person and the Indemnified Person may have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Person shall be considered "Losses" for purposes of this Agreement and shall be paid by the Indemnifying Party. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. An Indemnified Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Person, which shall not be unreasonably withheld or delayed. The Indemnifying Person shall not agree to any settlement or the entry of a judgment in any action, suit or proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld (it being understood that it is reasonable to withhold such consent if, among other things, the settlement or the entry of a judgment (A) lacks a complete release of the Indemnified Person for all liability with respect thereto or (B) imposes any liability or obligation on the Indemnified Person).

                                  ARTICLE IX.

                                   TERMINATION

        SECTION 9.01 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

        (a) by mutual written agreement of Seller and Buyer; or

        (b) by either party, if the Closing shall not have occurred on or before October 3, 2001; provided, however that the right to terminate this Agreement under this Section 9.01(b) shall not be available to a party whose action or failure to act has been the principal cause of or resulted in the failure of the Closing to take place on or before such date and such action or failure to act constitutes a breach of this Agreement; or

        (c) by Seller if any of the conditions set forth in Section 7.01 or 7.03 shall have become incapable of fulfillment, and shall not have been waived by Seller; provided, however, that the right to terminate this Agreement under this
Section 9.01(c) shall not be available to Seller where failure of the conditions set forth in Section 7.01 or 7.03 shall have been caused by the action or failure to act of Seller and such action or failure to act constitutes a material breach by Seller of this Agreement; or

        (d) by Buyer if any of the conditions set forth in Section 7.01 or 7.02 shall have become incapable of fulfillment, and shall not have been waived by Buyer; provided, however, that the right to terminate this Agreement under this
Section 9.01(d) shall not be available to Buyer where failure of the conditions set forth in Section 7.01 or 7.02 shall have been caused by the action or failure to act of Buyer and such action or failure to act constitutes a material breach by Buyer of this Agreement; or

        (e) by Buyer, if there is any request for information, investigation or inquiry made by any governmental agency referred to in Section 3.03 that, in Buyer's opinion, would be or could become burdensome or unduly.

The party desiring to terminate this Agreement pursuant to clauses (ii), (iii),
(iv) or (v) shall give notice of such termination to the other party.


        SECTION 9.02 Effect of Termination. If this Agreement is terminated as permitted by Section 9.01, except as set forth below, such termination shall be without liability of either party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the fraud, willful misconduct or gross negligence of either party in the failure to satisfy a condition to the performance of the obligations of the other party or to perform a covenant of this Agreement or from any act of fraud, willful misconduct or gross negligence in connection with a breach by either party to this Agreement, such party, notwithstanding the provisions of Section 10.03, shall be fully liable for any and all Losses incurred or suffered by the other party as a result of such failure or breach. The provisions of this Section 9.02, Article VIII, Section 6.03 and Section 10.03 shall survive any termination hereof pursuant to Section 9.01.

                                   ARTICLE X.

                                  MISCELLANEOUS

        SECTION 10.01 Notices. All notices, requests and other communications to either party hereunder shall be in writing (including telex, telecopy or similar writing) and shall be given,

        if to Buyer, to:

               DoubleClick Inc.
               450 West 33rd Street, 16th Floor
               New York, New York 10001
               Attention: David Rosenblatt
               Facsimile No.: (212) 287-7669
        with a copy to:

               Steve L. Camahort, Esq.
               Wilson Sonsini Goodrich & Rosati, Professional Corporation One Market,
               Spear Tower, Suite 3400
               San Francisco, CA  94105
               Facsimile No.:  (415) 947-2099

               and

               DoubleClick Inc.
               450 West 33rd Street, 16th Floor
               New York, New York 10001
               Attention: General Counsel
               Facsimile No.: (212) 287-9704

        if to Seller, to:

               L90, Inc.
               4499 Glencoe Avenue
               Marina del Rey, CA  90292
               Attention:  General Counsel
               Facsimile No.:  (310) 578-9942

        with a copy to:

               Robert A. Miller, Jr.
               Paul, Hastings, Janofsky & Walker LLP
               555 South Flower Street, 23rd Floor
               Los Angeles, CA  90071
               Facsimile No.:  (213) 627-0705

        SECTION 10.02 Amendments; No Waivers.

        (a) Any provisions of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Buyer and each of Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

        (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        SECTION 10.03 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Seller and Buyer shall each be responsible for and pay one-half (1/2) of all recording and filing fees that may be imposed by reason of the sale, transfer, assignment and delivery of the Purchased Assets.

        SECTION 10.04 Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided however, that Buyer may assign its rights hereunder, whether before or after the Closing Date, to one or more of its Affiliates; and provided further, that no such assignment shall reduce or otherwise vitiate any of the obligations of Buyer hereunder. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

        SECTION 10.05 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK OTHER THAN CONFLICT OF LAWS PRINCIPLES THEREOF DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF NEW YORK. THE NEW YORK STATE COURTS SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK WILL HAVE JURISDICTION OVER ALL DISPUTES BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY. THE PARTIES HEREBY CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HERETO WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS FOR ANY REASON OTHER THAN THE FAILURE TO LAWFULLY SERVE PROCESS, (II) SUCH PARTY AND SUCH PARTY'S PROPERTY IS EXEMPT OR IMMUNE FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS, (III) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM OR THAT VENUE IN RESPECT THEREOF IS IMPROPER OR (IV) THAT THIS AGREEMENT, THE INSTRUMENTS AND DOCUMENTS HEREBY, AND THE SUBJECT MATTER THEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS.

        SECTION 10.06 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

        SECTION 10.07 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

        SECTION 10.08 Entire Agreement; Severability. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. Notwithstanding the foregoing, this Agreement shall have no effect on any of the Settlement Agreement and Release, the Patent Agreement or the Services Agreement, each dated as of November 21, 2000 by and between Buyer and Seller; provided, however, that the purchase commitment covenants set forth in the Services Agreement shall be deemed satisfied by execution and performance of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein or therein has been made or relied upon by either party hereto. None of this Agreement, the Ancillary Agreements or the Confidentiality Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the purchase and sale of the Purchased Assets is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable Law in order that the purchase and sale of the Purchased Assets may be consummated as originally contemplated to the fullest extent possible. The foregoing is in addition to and not in place of the severability provisions in Section 5.04.

        SECTION 10.09 Bulk Sales Laws. Buyer and each Seller each hereby waive compliance by the other party with the provisions of the "bulk sales", "bulk transfer" or similar laws of any state. Seller agrees to indemnify and hold Buyer harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by Buyer or any of its Affiliates as a result of any failure to comply with any such "bulk sales", "bulk transfer" or similar laws (which shall be considered "Losses" for purposes of Article VIII of this Agreement).

        SECTION 10.10 Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

        SECTION 10.11 Third Party Beneficiaries. This Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

        SECTION 10.12 Incorporation of Exhibits and Schedules. The Exhibits and Schedules referred to in this Agreement are incorporated herein and made a part hereof.




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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                    DOUBLECLICK INC.


                                    By:
                                       -----------------------------
                                    Name:

                                    Title:


                                    L90, INC.


                                    By:
                                       -----------------------------
                                    Name:

                                    Title: